                                                             Exhibit (d)(1)

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                            CBM JOINT VENTURE LLC,

                           CBM II ACQUISITION, L.P.

                                      and

                 COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP



                        DATE:  _____________ ___, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   PLAN OF MERGER........................................................   2
     1.1.  The Merger......................................................   2
     1.2.  Certificate of Merger; Effective Time...........................   2
     1.3.  Effects of Merger...............................................   2
     1.4.  Closing.........................................................   2
     1.5.  Conversion of Partnership Interests.............................   3
2.   COVENANTS.............................................................   4
     2.1.  Conduct of Business by the Partnership..........................   4
     2.2.  Reasonable Efforts; Cooperation; Notification...................   4
3.   CONDITIONS TO CLOSING.................................................   5
     3.1.  Conditions to Each Party's Obligations..........................   5
4.   TERMINATION, EXPENSES, AMENDMENT AND WAIVER...........................   6
     4.1.  Termination.....................................................   6
     4.2.  Expenses........................................................   6
     4.3.  Amendment.......................................................   6
     4.4.  Extension; Waiver...............................................   7
5.   MISCELLANEOUS.........................................................   7
     5.1.  Notices.........................................................   7
     5.2.  Assignment and Binding Effect...................................   8
     5.3.  Governing Law...................................................   8
     5.4.  Severability....................................................   8
     5.5.  Further Assurances..............................................   9
     5.6.  Counterparts....................................................   9

Exhibit A - Certificate of Merger of CBM II Acquisition, L.P
  into Courtyard by Marriott II Limited Partnership........................ A-1

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of ___________ __, 2000 by and among CBM Joint Venture LLC, a Delaware limited liability company (the "Joint Venture"), CBM II Acquisition, L.P., a Delaware limited partnership and an indirectly wholly owned subsidiary of the Joint Venture ("Merger Sub"), and Courtyard by Marriott II Limited Partnership, a Delaware limited partnership (the "Partnership").

          WHEREAS, Rockledge Hotel Properties, Inc., a Delaware corporation ("Rockledge"), Marriott International, Inc., a Delaware corporation ("Marriott") and certain other entities and persons are parties to a settlement agreement dated March 9, 2000 (the "Settlement Agreement") relating to the settlement (the "Settlement") of that certain lawsuit styled Cause No. 96-CI-08327 (the "Milkes Litigation");

          WHEREAS, pursuant to the Settlement Agreement, Rockledge and Marriott, through wholly owned subsidiaries, have formed the Joint Venture to carry out the terms of the Settlement Agreement;

          WHEREAS, pursuant to the Settlement Agreement, CBM II Holdings LLC, a Delaware limited liability company (the "Purchaser") and an indirect wholly owned subsidiary of the Joint Venture, has offered to purchase (the "Purchase Offer") all of the issued and outstanding units of limited partnership interest (the "Units") in the Partnership (other than Units owned by the general partner of the Partnership, CBM Two LLC, a Delaware limited liability company ("CBM Two")), upon the terms and subject to the conditions set forth in the Purchase Offer and Consent Solicitation dated ____, 2000 (the "Purchase Offer and Consent Solicitation");

          WHEREAS, in addition to the Purchase Offer, the terms of the Settlement Agreement provide for the merger of a subsidiary of the Joint Venture with and into the Partnership immediately following the consummation of the Purchase Offer;

          WHEREAS, in order to effect the merger, the Joint Venture on __________, 2000 caused the Purchaser to form Merger Sub, with the Purchaser holding a 99% general partnership interest and CBM Mezzanine Borrower, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Joint Venture ("CBM Mezzanine Borrower") holding a 1% limited partnership interest;

          WHEREAS, pursuant to the terms of the Settlement Agreement and this Agreement, Merger Sub will be merged with and into the Partnership (the "Merger"); and

          WHEREAS, immediately prior to the Merger, the Purchaser will acquire 99% of the membership interests in CBM Two.

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the parties, all intending to be legally bound hereby, agree as follows:

1.   PLAN OF MERGER

     1.1. The Merger

          Upon the terms and subject to the conditions hereof, and in accordance with the provisions of Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), Merger Sub shall be merged with and into the Partnership at the Effective Time (as defined below), with Units being converted into cash (except that Units held by CBM Two and the Purchaser (including, without limitation, the Units acquired in the Purchase Offer) shall be converted into percentage interests in the Surviving Partnership (as defined below)), as set forth in Sections 1.3 and 1.5 below. The Partnership shall be the surviving entity of the Merger (the "Surviving Partnership"), and the separate existence of Merger Sub will cease. The Surviving Partnership shall continue its existence as a limited partnership under the laws of the State of Delaware, and its name shall continue to be "Courtyard by Marriott II Limited Partnership." CBM Two will continue to be the sole general partner of the Surviving Partnership following the Merger. The partnership interests of the Purchaser and CBM Mezzanine Borrower in Merger Sub will be canceled in the Merger.

     1.2. Certificate of Merger; Effective Time

          Upon the terms and subject to the conditions hereof, at or prior to the Closing (as defined herein), the Partnership shall execute a Certificate of Merger (the "Certificate of Merger") substantially in the form attached hereto as Exhibit A and the Partnership shall file the Certificate of Merger with the
   ---------
Office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 17-211(c) of the DRULPA. The Merger shall become effective at the time and on the date specified in the Certificate of Merger, or absent any such indication, upon acceptance of filing (the "Effective Time"). The date on which the Effective Time occurs is referred to herein as the "Effective Date."

     1.3. Effects of Merger

          The Merger shall have the effects set forth in the DRULPA. The Partnership's Agreement of Limited Partnership as in effect immediately prior to the Effective Time (the "Partnership Agreement") shall be adopted as the partnership agreement of the Surviving Partnership and shall continue in full force and effect after the Merger until further amended in accordance with the terms and conditions thereof and applicable Delaware law. The sole general partner of the Surviving Partnership shall continue to be CBM Two until it withdraws or is removed in accordance with the Partnership Agreement, and the limited partners of the Surviving Partnership immediately following the Merger shall be the Purchaser and CBM Two.

     1.4. Closing

          The closing of the Merger (the "Closing") will take place at the time and on the date to be specified by the parties and shall be (subject to satisfaction or waiver of the conditions set forth herein) as soon as practical following consummation of the Purchase Offer (the

"Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C. or such other place to which the parties may agree.

     1.5. Conversion of Partnership Interests

          At the Effective Time: (A) all partnership interests in Merger Sub shall be cancelled, (B) the Units held by the Purchaser (including, without limitation, the Units acquired in the Purchase Offer) shall be converted into a 93.61% limited partnership interest in the Surviving Partnership; (C) the 21.5 Units held by CBM Two shall be converted into a 1.39% limited partnership interest in the Surviving Partnership, and CBM Two's general partnership interest in the Partnership shall be unaffected by the Merger and remain outstanding so that CBM Two shall own a 5% general partnership interest in the Surviving Partnership; (D) each outstanding Unit (and fraction thereof) (other than Units held by CBM Two or the Purchaser or by a holder who has elected to opt-out of the Settlement (an "Opt-Out Holder")) shall be converted into the right to receive $147,959 per Unit (or a pro rata portion thereof) in cash, which amount shall be reduced by legal fees and expenses awarded by the court to the class action plaintiffs in the Milkes Litigation and which shall further be reduced by any amount owed by the holder on the original purchase price of such Unit, such amount to be distributed in accordance with the terms of the Settlement Agreement; and (E) each Unit held by an Opt-Out Holder shall be converted into the right to receive cash in an amount equal to the Appraised Value (as defined below) of such Unit. The Appraised Value of each Unit held by an Opt-Out Holder shall be determined in the following manner. Two independent, nationally recognized hotel valuation firms ________________________ and ________________________, which shall be approved by the Court (or, if the Court does not approve such firms, such substitutes as may be approved by the Court), will appraise the market value of the Partnership's hotels (the "Hotels") as of the date that the order of the Court approving the terms of the Settlement and the dismissal of the Litigation shall have become Final (each, as defined in the Settlement Agreement), which appraisals will be completed within 60 days after the Effective Time and set forth in a report certified by a MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation (which may be based on site visits to 10 or more Hotels and a limited scope review deemed appropriate by such appraisal firm). The Appraised Value of the Units in the Merger shall be equal to the amount that Unitholders would receive if the entire equity interest in the Partnership were sold for an amount equal to (i) the average of the appraised values determined by the two appraisers plus (or minus)
(ii) the net working capital of the Partnership (to the extent not distributed to the partners) minus (iii) the aggregate amount of indebtedness of the Partnership and its subsidiaries minus (iv) the fair value of deferred management fees accrued under the Management Agreement, restated as of December 30, 1995, between the Partnership and Courtyard Management Corporation minus (v) the amount of any commitments for owner funded capital expenditures and the estimated cost of any deferred maintenance with respect to the Partnership's properties, and the proceeds of such sale were then distributed among the partners of the Partnership in the same manner as liquidation proceeds in accordance with the terms of the Partnership Agreement. The liquidity of the Units will not be a factor in determining the Appraised Value of the Units.

     The Surviving Partnership will pay the Appraised Value of Units held by Opt-Out Holders, without interest, to each Opt-Out Holder within 7 business days after final determination of its Appraised Value, and payment shall be made by a check mailed to the address of such Opt-Out Holder as set forth on the records of the Partnership.

2.   COVENANTS

     2.1. Conduct of Business by the Partnership

          From the date of this Agreement to the Effective Time, except as required in connection with the Merger and the other transactions contemplated by this Agreement and the Settlement Agreement or unless the Partnership obtains prior written consent from the Joint Venture in each instance, the Partnership will:

          (a) Carry on its business as currently conducted and only in the usual and ordinary course, and make no amendment (except as contemplated in the Purchase Offer and Consent Solicitation) to its partnership agreement;

          (b) Use its reasonable efforts to preserve its business organization intact, to continue to operate the Partnership properties in a good and businesslike fashion consistent with past practices and to maintain the Partnership properties in good working order and condition in a manner consistent with past practice;

          (c) Not incur any material liability or make any material commitment or enter into any other material transaction except in the ordinary and usual course of business or pursuant to contracts existing on the date hereof;

          (d) Not issue any Units or other Partnership interests or options or rights to purchase Units or Partnership interests and not purchase any of its Units;

          (e) Not organize any subsidiary and not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock, interests or assets, any business or entity; and

          (f) Not enter into, modify, amend or terminate any material agreement with respect to any of the Partnership properties, other than in the ordinary course of business or pursuant to contracts existing on the date hereof, which would encumber or be binding upon the Partnership properties from and after the Effective Time.

     2.2. Reasonable Efforts; Cooperation; Notification

          Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all required regulatory approvals and shall cooperate fully with each of the other parties hereto and their respective officers, trustees, directors, general partners, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of its obligations under this Agreement. Each party shall do such things as may be reasonably requested by the other parties in order to more effectively consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation:

          (a) The parties hereto shall promptly make any respective required material filings and submissions with any agencies, boards, bureaus, courts, commissions, departments or administrations of the United States government, any state government or any local or other governmental body (a "Governmental Entity") and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable material statutes, laws, regulations, rules, judgments or decrees to obtain any required consent or approval of any third party or any Governmental Entity necessary to perform their respective obligations under this Agreement.

          (b) The parties hereto shall cooperate and keep each other informed regarding all filings with the Securities and Exchange Commission. The Partnership and the Joint Venture shall give each other a reasonable opportunity to review and comment on any filings relating to the Purchase Offer or the Merger, promptly provide each other with copies of any comments or other communications which either party or its counsel may receive from the Staff of the Securities and Exchange Commission with respect to such filings, and afford each other an opportunity to participate in any conversations with the Securities and Exchange Commission with respect thereto.

          (c) If any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall cooperate and use all reasonable efforts to defend themselves against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (d) Each party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure will or is reasonably expected to result in the failure to satisfy any of the conditions specified in Article 3 and (ii) any failure of the Partnership, the Joint Venture or Merger Sub, as the case may be, to comply in any material respect with any covenant or other agreement to be complied with under this Agreement.


3.   CONDITIONS TO CLOSING

     3.1. Conditions to Each Party's Obligations

          The obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur at the Effective Time shall be subject to satisfaction at or prior to the Effective Time of the following conditions:

          (a) the order of the Court approving the terms of the Settlement and the dismissal of the Litigation shall have become Final;

          (b) not more than 10% of the Units (other than Units held by the persons named as Insiders in the Settlement Agreement) shall be held by holders who have elected to "opt-out" of the Settlement;

          (c) not more than 10% of the units of limited partnership interests in each of the other six limited partnerships involved in the Settlement (other than units held by persons named as Insiders in the Settlement Agreement) shall be held by holders who have elected to "opt-out" of the Settlement; and

          (d) limited partners holding a majority of the outstanding units of limited partnership interests in each of the Partnership and Courtyard by Marriott Limited Partnership (other than affiliates of these partnerships) shall have submitted written consents to each partnership's merger and amendments to each partnership's partnership agreement as provided in the Purchase Offer and Consent Solicitation and the Purchase Offer and Consent Solicitation for Courtyard by Marriott Limited Partnership dated _________, 2000.

          Notwithstanding the foregoing, the conditions in clauses (b) and (c) may be waived by the Joint Venture, the Purchaser and the Partnership in their sole discretion.

4.   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

     4.1. Termination

          This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Certificate of Merger has been filed with the Delaware Secretary of State (provided the Effective Time has not yet occurred):

          (a) by mutual written consent of the parties hereto; or

          (b) by either the Joint Venture or the Partnership, if the Settlement Agreement shall be terminated.

     4.2. Expenses

          The Joint Venture shall pay all costs and expenses of the parties in connection with the Merger and the other transactions contemplated by this Agreement.

     4.3. Amendment

          This Agreement may be amended by the parties hereto at any time prior to the Effective Time only pursuant to a writing executed (i) on behalf of the Joint Venture, by each of the members of the Joint Venture, (ii) on behalf of Merger Sub, by the Purchaser, and (iii) on behalf of the Partnership, by CBM Two; provided, however, that any amendments that would have a material adverse effect on the consideration to be received by the Partnership's limited partners in the Merger must be approved by CBM Two and holders of a majority of the Partnership's outstanding Units, unless such amendment is approved by the Court.

     4.4. Extension; Waiver

          At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive (if waivable) compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and then only to the extent expressly specified therein. No delay or failure of any party to this Agreement to exercise or assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

5.   MISCELLANEOUS

     5.1. Notices

          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to the Partnership, to:

               Courtyard by Marriott II Limited Partnership
               10400 Fernwood Road
               Bethesda, MD 20817
               Attention:  Christopher G. Townsend
               Facsimile:  (301) 380-3588

          (b)  if to the Joint Venture or Merger Sub to:

               CBM Joint Venture LLC
               10400 Fernwood Road
               Bethesda, MD 20817
               Attention:  Christopher G. Townsend
               Facsimile:  (301) 380-3588

                         and

               Marriott International, Inc.
               10400 Fernwood Road
               Bethesda, MD 20817
               Attention: Ward R. Cooper
               Facsimile:  (301) 380-8150

          with copies (which shall not constitute notice) to:

               Hogan & Hartson L.L.P.
               555 13/th/ Street, N.W.
               Washington, D.C. 20004
               Attention:  J. Warren Gorrell, Jr.
                           Bruce W. Gilchrist
               Facsimile:  (202) 637-5910

                         and

               O'Melveny & Myers LLP

               555 13/th/ Street, N.W.
               Washington, D.C. 20004
               Attention:  David G. Pommerening
               Facsimile:  (202) 383-5414

          All notices shall be deemed given only when actually received.

     5.2. Assignment and Binding Effect

          This Agreement and the rights and obligations of the parties hereunder may not be assigned by any party without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     5.3. Governing Law

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

     5.4. Severability

          If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

     5.5. Further Assurances

          In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate or reasonably requested by another party to effectuate and perform the provisions of this Agreement and such transactions.

     5.6. Counterparts

          To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                           [Signatures on Next Page]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger, or have caused this Agreement and Plan of Merger to be duly executed on their behalf, as of the day and year first above written.

                                   CBM JOINT VENTURE LLC

                                     By:  Rockledge CBM Investor I, Inc.


                                          By: ________________________________
                                              Name:
                                              Title:

                                     By:  Rockledge CBM Investor II, LLC


                                          By: ________________________________
                                              Name:
                                              Title:

                                     By:  MI CBM Investor LLC


                                          By: ______________________
                                              Name:
                                              Title:

                                   COURTYARD BY MARRIOTT II LIMITED
                                   PARTNERSHIP

                                     By:  CBM Two LLC, its sole general partner


                                          By:  ____________________________
                                               Name:
                                               Title:

                                   CBM II ACQUISITION, L.P.

                                     By:  CBM Two LLC, its sole general partner


                                          By:  _____________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT A
                                                                       ---------

                             Certificate of Merger

                                      of

                           CBM II Acquisition, L.P.

                                     into

                 Courtyard by Marriott II Limited Partnership


     Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Act"), Courtyard by Marriott II Limited Partnership, a Delaware limited partnership (the "Partnership"), which is the surviving partnership in the merger described below, hereby certifies that:

     FIRST: The name and state of formation of each constituent entity that is a party to the merger is as follows:

      Name                          State of Formation
      ----                          ------------------

      CBM II Acquisition, L.P.      Delaware

      Courtyard by Marriott II
      Limited Partnership           Delaware

     SECOND: An Agreement and Plan of Merger, dated as of _____, 2000 by and among CBM Joint Venture LLC, a Delaware limited liability company, CBM II Acquisition, L.P., a Delaware limited partnership ("Merger Sub") and the Partnership (the "Agreement and Plan of Merger"), has been approved and executed by each of the constituent entities in accordance with the requirements of
Section 17-211(b) of the Act.

     THIRD: Pursuant to the Agreement and Plan of Merger, Merger Sub is merged with and into the Partnership (the "Merger"), with the surviving limited partnership being the Partnership. The Partnership shall continue its existence under its present name under the laws of the State of Delaware.

     FOURTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (such time, the "Effective Time").

     FIFTH: The Agreement and Plan of Merger is on file at the offices of the Partnership at the following address:

     10400 Fernwood Road

     Bethesda, Maryland 20817

     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Partnership, on request and without cost, to any partner or any person or entity holding an interest in any constituent limited partnership.

     IN WITNESS WHEREOF, the Partnership has caused this Certificate of Merger to be duly executed as of this _____ day of __________, 2000.


                           COURTYARD BY MARRIOTT II
                           LIMITED PARTNERSHIP

                             By:  CBM Two LLC, its sole general partner

                                  By:______________________________
                                     Name:
                                     Title:

                                      A-2